                                                                    EXHIBIT 99.1


                                               (METAL MANAGEMENT, INC. LOGO)

                                               METAL MANAGEMENT, INC.
                                               325 N. LASALLE STREET - SUITE 550
                                               CHICAGO, ILLINOIS 60610
                                               www.mtlm.com
                                               NASDAQ: MTLM

FOR IMMEDIATE RELEASE

                        METAL MANAGEMENT, INC. ANNOUNCES
                   FISCAL YEAR AND FOURTH QUARTER 2006 RESULTS

            PROVIDES UPDATE ON INTEGRATION OF MISSISSIPPI ACQUISITION

CHICAGO, IL - MAY 25, 2006 -Metal Management, Inc. (Nasdaq: MTLM), one of the nation's largest full service scrap metal recyclers, today announced results for the fiscal year and fourth quarter period ended March 31, 2006.

For the 2006 fiscal year, the Company generated consolidated net sales of $1.6 billion and net income of $60.3 million, or $2.35 per diluted common share. EBITDA(1) (as defined) was $114.6 million in fiscal 2006.

For the fourth quarter ended March 31, 2006, the Company generated consolidated net sales of $434.1 million and net income of $22.6 million, or $0.86 per diluted common share. EBITDA (as defined) was $37.8 million in the fourth fiscal quarter.

"Fiscal 2006 was an outstanding year for Metal Management in which our commitment to financial and operational discipline allowed us to significantly enhance value for our shareholders," said Daniel W. Dienst, Chairman, Chief Executive Officer and President of Metal Management. "Our steady performance, despite challenging ferrous market conditions, is a validation of our business model and a testament to the hard work of Metal Management's 1,700 dedicated employees throughout the country."

FISCAL YEAR HIGHLIGHTS

- Consolidated net sales were $1.6 billion for the fiscal year ended March 31, 2006 compared to $1.7 billion for the fiscal year ended March 31, 2005.

- Net income was $60.3 million, or $2.35 per diluted common share, compared to net income of $92.3 million, or $3.74 per common diluted share in fiscal 2005.

- EBITDA (as defined) was $114.6 million compared to EBITDA (as defined) of $167.1 million in the prior year.

- Metal Management concluded fiscal 2006 with no borrowings under its line of credit and a cash and short-term investment position of $73.8 million after funding the acquisition of Morris Recycling.

- Dividends of $0.075 per share were paid in each fiscal quarter, returning more than $7.6 million to the Company's shareholders.

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-    Shipments for the fiscal year ended March 31, 2006 were 4.4 million tons of ferrous metals and 487 million pounds of nonferrous metals.

- The Company turned ferrous inventories approximately 14 times and nonferrous inventories (excluding stainless and alloy) approximately 18 times.

- Norman R. Bobins, President and Chief Executive Officer of LaSalle Bank, was appointed to Metal Management's Board of Directors. Kevin P. McGuinness retired from active board service to become Director Emeritus after serving as a Director on Metal Management's Board since 2001.

FOURTH QUARTER HIGHLIGHTS

- Consolidated net sales were $434.1 million for the quarter ended March 31, 2006 compared to net sales of $462.2 million for the quarter ended March 31, 2005.

- Net income of $22.6 million represented an increase of over 39% over net income of $16.2 million in the same period last year.

- EBITDA (as defined) of $37.8 million increased 20% compared to EBITDA (as defined) of $31.5 million in the fourth quarter of fiscal 2005.

- Earnings per common diluted share were $0.86, compared to $0.64 per common diluted share in the fourth quarter of fiscal 2005.

- Shipments in the fourth quarter ended March 31, 2006 were 1.2 million tons of ferrous metals and 131 million pounds of nonferrous metals.

- The Company turned ferrous inventories approximately 15 times and nonferrous inventories (excluding stainless and alloy) approximately 18 times.

"The fourth quarter was a solid finish to our fiscal year," said Mr. Dienst. "Nonferrous pricing remained strong and, despite considerable volatility and more recent price increases, ferrous prices at the end of March were in line with December 2005 prices. By rapidly turning our inventories to mitigate risk and leveraging our operational flexibility and distribution assets to take advantage of more favorable domestic markets, we delivered strong unit shipments in the fourth quarter that led to both year-over-year and sequential improvements in our quarterly net income and earnings per share."

UPDATE ON THE ACQUISITION IN MISSISSIPPI

As previously announced on March 1, 2006, Metal Management acquired substantially all of the assets of Morris Recycling, Inc. Morris Recycling has 10 facilities including a shredding plant adjacent to the Mississippi River and processes approximately 240,000 tons of ferrous metals and 32 million pounds of nonferrous metals annually.

Mr. Dienst noted, "Morris Recycling is highly complementary to Metal Management and the transaction demonstrates the success of our disciplined acquisition strategy. As expected, the integration proceeded seamlessly and Morris, now known as Metal Management Mississippi, contributed to Metal Management's profitability during the last month of our fourth fiscal quarter. I would like to express my gratitude to our Metal Management Mississippi team that has quickly embraced the Metal Management culture".

CURRENT OUTLOOK

Mr. Dienst continued, "Our success in fiscal 2006, a year in which average ferrous selling prices declined considerably early in fiscal 2006 from record highs in the prior year, confirms that prudent capital investment can generate significant returns. In their first year of operation, our state-of-the-art induction sorting machines ("ISS") and Gamma-Tech metal analyzers helped us achieve higher margins and improve metal recovery rates, significantly contributing to Metal Management's strong financial performance. Accordingly, we are continuing our aggressive capital expenditure program and we expect that our total capital expenditures in fiscal 2007 will be between $65 and $75 million. At our Newark facility, a new mega-shredder is planned, a new stevedoring crane is already in operation, and we expect that these and other infrastructure investments will further enhance Metal Management's productivity and provide a sustainable competitive advantage."

In conclusion, Mr. Dienst stated, "As always, we are proud of Metal Management's outstanding performance and thank our employees, consumers, customers and trading partners for their continued support. Our focus on operational excellence and financial discipline continues. We are confident that our 1,700 employees, many of whom are themselves shareholders, will continue to build on Metal Management's culture of success and create additional shareholder value in the quarters and years ahead."

INVESTOR CONFERENCE CALL

Metal Management will host its Fourth Quarter and Year-End Results Conference Call and Webcast at 11:00 am ET (10:00 am CT) on May 25, 2006. The conference call can be accessed by dialing 866-800-8651 passcode 14472635. International callers can dial 617-614-2704 passcode 14472635. The conference will also be accessible via the web at www.mtlm.com. A replay of the call will be available by dialing 888-286-8010 passcode 62426119 through June 1, 2006. International callers can dial 617-801-6888 passcode 62426119 for the replay.

ABOUT METAL MANAGEMENT, INC.

Metal Management is one of the largest full service metal recyclers in the United States, with approximately 50 recycling facilities in 16 states. For more information about Metal Management, Inc., visit the Company's website at www.mtlm.com.

FORWARD LOOKING STATEMENTS

All of the statements in this release, other than historical facts, are forward-looking statements made in reliance upon the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. As such, they involve risks and uncertainties and are subject to change at any time. These statements reflect our current expectations regarding the future profitability of the Company and its subsidiaries. As discussed in our annual report on Form 10-K for the fiscal year ended March 31, 2006, and in other periodic filings filed by the Company with the U.S. Securities and Exchange Commission, some of the factors that could affect our performance include, among other things: cyclicality and competitiveness of the metals recycling industry, commodity price fluctuations, debt covenants that restrict our ability to engage in certain transactions, compliance with environmental, health, safety and other regulatory requirements applicable to the Company, potential environmental liability, risk of deterioration of relations with labor unions, dependence on key management, dependence on suppliers of scrap metal, concentration of customer risk and exposure to credit risk, impact of export and other market conditions on the business, availability of scrap alternatives, under funded defined benefit pension plans, and the implementation of a significant IT consolidation in fiscal 2007 and 2008.

CONTACTS

ANALYSTS & INVESTORS                       MEDIA
--------------------                       -----
Robert C. Larry, Chief Financial Officer   Andrew B. Siegel
Metal Management, Inc.                     Joele Frank, Wilkinson Brimmer Katcher
(312) 645-0700                             (212) 355-4449 ext. 127

(1) EBITDA is defined by the Company to be earnings before interest, taxes, depreciation, amortization, asset impairment and severance charges, gain
     (loss) on sale of fixed assets, income from joint ventures, other income (expense), stock-based compensation expense, and (loss) gain on debt extinguishment. EBITDA is presented because management believes it provides additional information with respect to the performance of its fundamental business activities. Management also believes that debt holders and investors commonly use EBITDA to analyze Company performance and to compare that performance to the performance of other companies that may have different capital structures. A reconciliation of EBITDA to GAAP net income is included in the table attached to this release. EBITDA is a measure typically used by many investors, but is not a measure of earnings as defined under Generally Accepted Accounting Principles, and may be defined differently by others.

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                             METAL MANAGEMENT, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)

                                                                                  THREE       THREE
                                                                                  MONTHS      MONTHS
                                                     YEAR ENDED    YEAR ENDED     ENDED       ENDED
                                                      MARCH 31,     MARCH 31,   MARCH 31,   MARCH 31,
                                                        2006          2005         2006        2005
                                                     ----------   -----------   ---------   ---------
NET SALES                                            $1,589,126    $1,701,958    $434,101   $462,222
OPERATING EXPENSES:
   Cost of sales (excluding depreciation)             1,400,285     1,460,614     374,874    409,558
   General and administrative expense                    81,576        79,816      22,865     22,866
   Depreciation and amortization expense                 19,192        18,634       5,324      4,738
   Asset impairment and severance charges                 1,306             0         311          0
                                                     ----------    ----------    --------   --------
OPERATING INCOME                                         86,767       142,894      30,727     25,060
Income from joint ventures                                9,716        14,200       3,250      2,352
Interest expense                                         (1,578)       (3,298)       (402)      (415)
Interest and other income, net                            1,891           257         458        231
Loss on debt extinguishment                                   0        (1,653)          0          0
                                                     ----------    ----------    --------   --------
Income before income taxes                               96,796       152,400      34,033     27,228
Provision for income taxes                               36,532        60,150      11,482     11,038
                                                     ----------    ----------    --------   --------
NET INCOME                                           $   60,264    $   92,250    $ 22,551   $ 16,190
                                                     ==========    ==========    ========   ========
Basic earnings per share                             $     2.45    $     3.96    $   0.90   $   0.68
                                                     ==========    ==========    ========   ========
Diluted earnings per share                           $     2.35    $     3.74    $   0.86   $   0.64
                                                     ==========    ==========    ========   ========
Cash dividends declared per share                    $     0.30    $     0.15    $  0.075   $  0.075
                                                     ==========    ==========    ========   ========
Weighted average common shares outstanding               24,579        23,279      25,035     23,862
                                                     ==========    ==========    ========   ========
Weighted average diluted common shares outstanding       25,670        24,659      26,088     25,294
                                                     ==========    ==========    ========   ========

                             METAL MANAGEMENT, INC.
                               EBITDA (AS DEFINED)
                    RECONCILIATION TO GAAP FINANCIAL MEASURES
                                 (in thousands)

                                                                        THREE       THREE
                                                                       MONTHS      MONTHS
                                            YEAR ENDED   YEAR ENDED     ENDED       ENDED
                                             MARCH 31,    MARCH 31,   MARCH 31,   MARCH 31,
                                               2006         2005        2006        2005
                                            ----------   ----------   ---------   ---------
Net income                                   $ 60,264     $ 92,250     $22,551     $16,190
Add Back:
   Depreciation and amortization               19,192       18,634       5,324       4,738
   Tax provision                               36,532       60,150      11,482      11,038
   Asset impairment and severance charges       1,306            0         311           0
   Stock-based compensation expense             7,230        4,823       1,685       1,524
   Income from joint ventures                  (9,716)     (14,200)     (3,250)     (2,352)
   Interest expense                             1,578        3,298         402         415
   Interest and other income, net              (1,891)        (257)       (458)       (231)
   Loss (gain) on sale of fixed assets             93          747        (208)        213
   Loss on debt extinguishment                      0        1,653           0           0
                                             --------     --------     -------     -------
EBITDA (AS DEFINED)                          $114,588     $167,098     $37,839     $31,535
                                             ========     ========     =======     =======